Exhibit 10.28
ENGAGEMENT AGREEMENT
— Business Appraisal Services—
     ENGAGEMENT AGREEMENT made and entered into the date set forth below by and between Business Capital Corporation; an Iowa Corporation (“BCC”), and the undersigned Amaizing Energy Holding Company, LLC, an Iowa limited liability company, (“Client”), for purposes of business appraisal services
     WHEREAS, Client desires to engage BCC as an independent business appraiser to retain and have the benefit of its experience in performing business valuations. Client desires BCC to complete a fair market valuation of Client.
     WHEREAS, BCC desires to be so engaged by Client on the terms and conditions herein contained.
     NOW, THEREFORE, it is agreed as follows;
     1. APPRAISAL. Client hereby engages BCC as an independent business appraiser, and BCC hereby accepts such engagement commencing, on the date hereof and continuing until termination as hereinafter provided.
     2. DUTIES. During the term of this Agreement, BCC, through its employees, including but not limited to Alan D. Ryerson, Gregory L. Weber and/or James. D. Nalley, shall complete a fair market valuation analysis of Client (“Appraisal”) and present it in a Self-Contained Appraisal Report (“Appraisal Report”) addressed to Client’s board of directors.
     3. SCOPE. In conducting the Appraisal, BCC shall follow the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the American Society of Appraisers’ Business Valuation Standards, Principles of Appraisal Practice and Code of Ethics. The Appraisal Report will be subject to the conditions listed in the Statement of Contingent and Limiting Conditions, attached hereto marked Exhibit “A” and incorporated herein. BCC shall base its Appraisal on economic and market conditions as they exist on the Appraisal Date, as defined below, and shall take into account the following engagement-specific information:
a.	Client desires BCC to provide its conclusions as to the fair market value of Client’s membership units as of March. 31, 2007 or such other date as is mutually agreed upon, (“Appraisal Date”).

b.	Client’s purpose for the appraisal is to .assist in determining the fair market value of the units for Client to raise equity capital ‘through issuance of additional units.
     This Appraisal and related fee specifically do not include BCC providing or obtaining any real property or personal property appraisals. Such appraisals, if necessary to complete this Appraisal, must be obtained, separately Client.

     4. COMPENSATION. In exchange for appraisal services performed as a result of this Agreement, Client will pay BCC at the applicable hourly rate of the BCC personnel assigned to prepare the Appraisal and Appraisal Report. As of the date of this Agreement, these rates range from $95 to $245 per hour. In no event will Client be required to pay BCC an amount exceeding Fifteen Thousand Dollars ($15,000) plus reimbursable expenses for the Appraisal and Appraisal Report. A retainer of Seven Thousand Five Hundred Dollars ($7,500) is due, and payable upon the execution of this Agreement. BCC will provide a progress billing with the preliminary draft of the Appraisal Report, and the final balance of the fee plus reimbursable expenses is due upon the delivery of the final Appraisal Report. BCC’s fee for the Appraisal and Appraisal Report is in no way contingent on BCC’s estimated. value, of Client in the Appraisal Report.
     Client agrees to reimburse BCC for all reasonable out-of-pocket expenses incurred in preparing the Appraisal Report, including but not limited to photocopies and postage, as well as travel expenses, including meals, lodging and mileage, and any other travel-related expenses reasonably incurred in preparing the Appraisal Report. Travel, if any will be billed at $.50 per mile.
Fees for additional services (such as expert testimony, depositions, etc.) will be billed at the standard hourly rate of the BCC personnel assigned to the project. As of the date of this Agreement, these rates range from $95 to $245 per hour.
BCC reserves unto itself the right to increase in hourly fees upon thirty (30) days’ notice to Client.
     5. SERVICE CHARGE. Client acknowledges and understands that BCC can attach a service charge equal to 1 1/2% per month (18% annually) on all balances past due 30 days from date of invoice. Such service charge will accrue from the date of invoice, Client agrees to pay such service charge.
     6. PROVISION OF INFORMATION. Client agrees to provide BCC complete and accurate information including, but. not limited to, documentation of the Client’s assets, liabilities, income and expenses, appraisals, projections and other data as BCC may reasonably request. The .cost of providing such information, and documentation shall be borne solely by .Client. Client shall make such executive personnel available as may be necessary to provide relevant Client information to BCC. Client will indemnify and hold BCC, its individual shareholders, officers, director and employees harmless from all liabilities, costs, and expenses claimed by third parties related to the information provided by Client, as well as all expenses, including but not limited to outside attorney fees, incurred by BCC in any action taken in good faith in defending itself against third parties claiming such liabilities, costs or expenses. In no event will BCC be liable for incidental or consequential damages, even if it had been advised of the possibility of such damages.
     7. MODIFICATION OF CONTRACT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by each party. Waiver of one condition of this Agreement by a party does not automatically waive any additional conditions or the same condition subsequent to the initial waiver.
     8. LIMITATION OF LIABILITY. BCC’s sole and exclusive liability to Client shall be limited to the amount paid to BCC as compensation. Client releases any and all claims against BCC, its employees, agents or assigns for compensatory, consequential or exemplary damages for any breach of this Agreement, act or omission, negligence or non-performance; except those resulting from BCC’s gross negligence.
     9. TERMINATION. Client may terminate this Agreement at will upon written notice to BCC. BCC may terminate this Agreement, upon written notice to Client, immediately upon the occurrence of any of the following:
a.	Non-payment of invoices;

b.	failure to provide accurate and timely information requested by BCC pursuant to Section 6 hereof; or

b.	Information becoming known by BCC that would, in BCC’s sole discretion, make it unlawful, unethical or inappropriate for BCC to continue preparing the Appraisal Report.
     10. CONFIDENTIAL INFORMATION. BCC will treat as confidential any information disclosed to it in the course of conducting the Appraisal or preparing the Appraisal Report.
     11. CONSENT. BCC acknowledges that Client intends to use the Appraisal Report to assist Client in the determination of the Client’s value and the value of Client’s equity interests to be sold to investors. BCC consents to the disclosure of the Appraisal Report and the nature of BCC’s services to such investors and securities regulators, including the procedures employed and the factors considered and such related disclosures as may be required by law.
     12. NOTICE. Any notice required or permitted hereunder shall be in writing and shall be deemed given when personally delivered or when delivered by United States Mail or by email addressed to the addresses set forth below:

Business Capital Corporation	Amaizing Energy Holding Co., LLC
Attn: Greg L. Weber	Attn: Alan Jentz
666 Walnut Street, Suite 1508	PO Box 309
Des Moines, IA 50309-3914	Denison, IA 51442
Email: greg@bccadvisers.com	Email: al@amzenergy.com
     13. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors in interest, heirs and assigns.
     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

     15. SURVIVAL. Sections 4, 5, 8 and 10 hereof shall survive any expiration or termination of this Agreement.
     16. NO OUTSIDE AGREEMENT. This contract contains the complete agreement. concerning the consulting arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between, the parties.
EXECUTED this 24th day of April, 2007.

BCC:		Client:
Business	Capital Corporation	Amaizing Energy	Holding Company, LLC

By:	Greg L. Weber	By:	/s/ Alan H. Jentz

Gregory	L. Weber, CPA/ABV, ASA		4-2-07
Vice President

EXHIBIT A
STATEMENT OF CONTINGENT AND LIMITING CONDITIONS
The appraisal will be made subject to the following general contingent and limiting conditions, a copy of which will be attached to and incorporated into the final Appraisal Report:
1.	We assume no responsibility for the legal description of property or matters including legal or title considerations. Title to the subject assets, properties, or business interests is assumed to be good and marketable unless otherwise stated.
2. The subject assets, properties, or business interests are appraised free and clear of any and all liens or encumbrances unless otherwise stated.
3.	We assume responsible ownership and competent management with respect, to the subject assets, properties, or business interests.
4.	The information furnished by Client and its professional advisors and that obtained from independent sources is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.
5.	We have compiled summary financial data and ratios that are contained in the report and various exhibits. The data in these exhibits represent financial data extracted from Client’s historical financial statements as well as other sources. We have not audited or reviewed this financial data, and therefore do not express an opinion or any other form of assurance on it. The financial summaries presented in the exhibits do not constitute a complete presentation of Client’s financial statements in accordance with generally accepted accounting principles.
6.	The forecasts of earnings or cash flows used in the analysis herein are solely to assist in the development of the value conclusion presented in the Appraisal Report. These presentations do not include all disclosures required by the guidelines established by the American Institute of Certified Public Accountants for the presentation of a financial forecast. These forecasts have been based upon identified assumptions. Some of these assumptions may not materialize; and unanticipated events may occur; therefore, the actual results achieved may vary from the forecasts and the variations may be substantial. Therefore, we express no assurance on these forecasts.
7.	We assume no hidden or unapparent conditions regarding the subject assets, properties, or business interests.
8.	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the Appraisal Report.
9.	We assume that all required licenses, certificates of occupancy; consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in this report is based.
10.	Unless otherwise stated in this report, we did not observe, and we have no knowledge of, the existence of hazardous materials with regard to the subject assets, properties, or business interests. However, we are not qualified to detect such substances. We assume no responsibility for such conditions or for any expertise required to .discover them.
11.	Possession of this report does not carry with it the right of publication. It may not be used for any purpose by any person other than the client to whom it is addressed without our written consent and, in any event, only with proper written qualifications and. only in its entirety.
12.	We, by reason of this Appraisal, are not required to furnish a complete valuation report, or to give testimony, or to be in attendance in court with reference to the assets, properties, or business interests in question unless arrangements have ‘been previously made.
13.	Neither all nor any part of the contents of this report shall be disseminated to the public through advertising, public relations, news, sales; or other media without our prior written consent and approval.
14.	The analyses, opinions, and conclusions presented in this Appraisal Report apply to this engagement only and may not be used out of the context presented herein. This Appraisal Report is valid only for the effective date(s) specified herein and only for the purpose(s) specified herein.